EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
SEPTEMBER 23, 2013

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY
COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 23, 2013 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.0875 per share quarterly dividend that will be paid on October 31, 2013 to common shareholders of record on October 15, 2013.  Chesapeake has approximately 665 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	4.50%	5% (2005B)	5.75%	5.75% (Series A)
NYSE Symbol	CHK Pr D	N/A	N/A	N/A
Date of Original Issue	September 14, 2005	November 8, 2005	May 17, 2010	May 17, 2010
Registered CUSIP	165167842	165167826	N/A	N/A
144A CUSIP	N/A	165167834	165167776	165167784
RegS CUSIP	N/A	N/A	U16450204	U16450113
Clean (no legends) CUSIP	N/A	N/A	165167768	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	2,558,900	2,095,615	1,497,000	1,100,000
Liquidation Preference per Share	$100	$100	$1,000	$1,000
Record Date	December 2, 2013	November 1, 2013	November 1, 2013	November 1, 2013
Payment Date	December 16, 2013	November 15, 2013	November 15, 2013	November 15, 2013
Amount per Share	$1.125	$1.25	$14.375	$14.375

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and a Top 11 producer of oil and natural gas liquids in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash/Hogshooter, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

CHESAPEAKE CONTACTS:		MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	Gary T. Clark, CFA (405) 935-6741 gary.clark@chk.com	Gordon Pennoyer (405) 935-3287 gordon.pennoyer@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154